EXHIBIT 99.(j)
                                                                  --------------





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 50 to Registration Statement No. 333-66807 of E*TRADE Funds on Form N-1A of our report dated November 22, 2004 on E*TRADE Money Market Fund, E*TRADE Government Money Market Fund, E*TRADE Municipal Money Market Fund, E*TRADE California Municipal Money Market Fund, and E*TRADE New York Municipal Money Market Fund, appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" in such Prospectuses. We also consent to the reference to us under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is also a part of such Registration Statement.



DELOITTE & TOUCHE LLP

New York, New York
November 22, 2004